Exhibit 10.26.1

Amendment One to Employment Agreement

Mr. Roeland Baan (also known legally as Roelof IJ. Baan, the “Executive”) and Aleris International, Inc. (the “Company”) and for certain purposes Aleris Corporation (the “Parent”) formerly Aleris Holding Company entered into an agreement dated as of June 2010.

The Executive, Company and Parent desire to amend the Agreement effective immediately prior to the effectiveness of an initial public offering of Parent pursuant to the Form S-1 filed with the Securities and Exchange Commission on April 26, 2011, as amended, as follows:

1. The last sentence of Section 5(a)(ii) shall be amended to add at the end thereof the following:

;provided, further, however, notwithstanding the foregoing, if termination of employment is in anticipation of or within twelve (12) months following a Change of Control (as defined in the Aleris Corporation 2012 Equity Incentive Plan), the Severance Payment will be paid in a cash lump sum within thirty (30) days following the Date of Termination, to the extent such a payment would be permissible if being made to an executive subject to United States tax under the rules regarding a “short term deferral” within the meaning of Treasury Regulations Section 1.409A-1(b)(4) of the Code and “separation pay plans” within the meaning of Treasury Regulations Section 1.409A-1(b)(9) of the Code or otherwise not subject the Executive to taxes if he were subject to United States taxes under Section 409A of the Code. For purposes of the foregoing, a termination of employment will be deemed to be “in anticipation of” a Change of Control if such termination is for the principal purpose of avoiding or evading the Company’s or Parent’s compensation obligations that would arise upon a termination following a Change of Control.”

2. The penultimate sentence of Section 5(d) shall be amended to add at the end thereof the following:

;provided, further, however, notwithstanding the foregoing, if termination of employment is in anticipation of or within twelve (12) months following a Change of Control (as defined in the Aleris Corporation 2012 Equity Incentive Plan), the Non-Renewal Payment will be paid in a cash lump sum within thirty (30) days following the Date of Termination, to the extent such a payment would be permissible if being made to an executive subject to United States tax under the rules regarding a “short term deferral” within the meaning of Treasury Regulations Section 1.409A-1(b)(4) of the Code and “separation pay plans” within the meaning of Treasury Regulations Section 1.409A-1(b)(9) of the Code or otherwise not subject the Executive to taxes if he were subject to United States taxes under Section 409A of the Code. For purposes of the foregoing, a termination of employment will be deemed to be “in anticipation of” a Change of Control if such termination is for the principal purpose of avoiding or evading the Company’s or Parent’s compensation obligations that would arise upon a termination following a Change of Control.”

3. Except as expressly amended by this letter agreement, the Agreement shall otherwise continue in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Executive

Name:	Roelof IJ. Baan

Aleris International, Inc.

By:
Name:

Aleris Corporation

By:
Name: